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<FILENAME>doc4.txt
							              Exhibit 4.1

							  SUBSCRIPTION FOR SHARES


TO:	The Board of Directors of
	PENN BIOTECH INC.
	(the "Company")

The undersigned hereby subscribes for 15,000,000 Common Shares without par value in the capital of the Company and encloses herewith the payment of $15,000 payable to the Company in respect of such shares.

The share certificate should be made out to:

	Name:		Jai Woo Lee

	Address:	419-8 Sadang-dong, Dongjak-gu
			Seoul, Korea







DATED as of the 31st day of December 2002.




	/s/
Jai Woo Lee



WARNING:

The  Company  Act (British Columbia)  requires  that  shares  be
fully paid upon subscription.   Therefore  you  should  deposit
the subscription price in the Company's bank account and retain a copy of your cancelled cheque as evidence of payment.